Exhibit 99.1

For further information, contact:
John Spencer Ahn	Sue Kim
Investor Relations	Media Relations
408-222-7544	408-222-1942
johnahn@marvell.com	suekim@marvell.com

Marvell Technology Group Ltd. Declares Quarterly Dividend Payment

Santa Clara, Calif. (May 18, 2016) — Marvell Technology Group Ltd. (NASDAQ: MRVL), a global leader in integrated silicon solutions, today announced that the Board of Directors has approved a quarterly dividend payment of $0.06 per share to all shareholders of record as of June 14, 2016. Marvell intends to pay the dividend on July 12, 2016.

Forward-Looking Statements under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including expectations regarding the timing of payment of declared or future dividends. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “can,” “will” and similar expressions identify such forward-looking statements. These statements are not guarantees of results and should not be considered as an indication of future activity or future performance. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties, including, among others, Marvell’s results of operations, cash balances and future cash requirements, financial condition, developments in ongoing litigation, statutory requirements of Bermuda law and other factors that Marvell’s board of directors may deem relevant. For other factors that could cause Marvell’s results to vary from expectations, please see the risk factors identified in the Marvell’s latest Annual Report on Form 10-K for the fiscal year ended January 31, 2015 and latest Quarterly Report on Form 10-Q for the fiscal quarter ended May 2, 2015 as filed with the SEC, and other factors detailed from time to time in Marvell’s filings with the SEC. Marvell undertakes no obligation to revise or update publicly any forward-looking statements.

About Marvell

Marvell (NASDAQ: MRVL) is a global leader in providing complete silicon solutions. From storage to cloud infrastructure, Internet of Things (IoT), connectivity and multimedia, Marvell’s diverse product portfolio aligns complete platform designs with industry-leading performance, security, reliability and efficiency. At the core of the world’s most powerful consumer, network and enterprise systems, Marvell empowers partners and their customers to always stand at the forefront of innovation, performance and mass appeal. By providing people around the world with mobility and ease of access to services, adding value to their social, personal and work lives, Marvell is committed to enhancing the human experience.

As used in this release, the term “Marvell” refers to Marvell Technology Group Ltd. and its subsidiaries. For more information, please visit www.Marvell.com.

Marvell® and the Marvell logo are registered trademarks of Marvell and/or its affiliates.

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